Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 29, 2019

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

BILOXI, MS (January 29, 2019)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the fourth quarter and year ended December 31, 2018. The company reported net income of $102,000 for the fourth quarter of 2018 compared to net income of $1,295,000 for the fourth quarter of 2017. Earnings per weighted average common share for the fourth quarter of 2018 were $0.03 compared to earnings of $0.25 for the fourth quarter 2017. Per share figures are based on weighted average common shares outstanding of 4,973,829 and 5,122,751 for the quarters ended December 31, 2018 and 2017, respectively.

Net income for the full year 2018 was $629,000 as compared to $2,758,000 for 2017. Earnings per weighted average common share for 2018 were $0.13 compared to $0.54 for 2017. Influencing the company’s financial performance in 2018 was a $304,000 increase in writedowns of Other Real Estate and a $274,000 loss from a low-income housing investment. Results in 2017 included a non-recurring tax benefit of $742,000.

“Our financial results for the fourth quarter and year ended 2018 fell short of our goals,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He further added, “However, we are confident in advancing our financial progress in 2019.”

For the fourth quarter of 2018, the provision for loan losses was $31,000 compared to $31,000 for the same period the prior year. Charge-offs for the fourth quarter of 2018 were $106,000 compared to $73,000 for the same period the prior year. Other Real Estate (“ORE”) as of December 31, 2018 was $8,943,000 compared to $8,232,000 as of December 31, 2017. The allowance for loan losses as a percentage of total loans was 1.95% as of December 31, 2018 compared to 2.19% as of December 31, 2017.

The company’s primary capital ratio was 14.43% at December 31, 2018, compared to 14.34% at December 31, 2017. The company’s book value per share was $17.59 and $17.84 at year end 2018 and 2017.

Founded in 1896, with $617 million in assets as of December 31, 2018, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited) (In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net interest income	$4,331	$4,271	$17,092	$17,080
Provision for loan losses	31	31	122	116
Non-interest income	1,473	1,638	6,103	6,965
Non-interest expense	5,707	5,325	22,480	22,251
Income tax benefit	(36)	(742)	(36)	(1,080)
Net income	102	1,295	629	2,758
Earnings per share	.03	.25	.13	.54

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Allowance for loan losses, beginning of period	$5,391	$6,152	$6,153	$5,466
Recoveries	24	43	475	850
Charge-offs	(106)	(73)	(1,410)	(279)
Provision for loan losses	31	31	122	116

Allowance for loan losses, end of period	$5,340	$6,153	$5,340	$6,153

ASSET QUALITY	December 31,
	2018	2017
Allowance for loan losses as a percentage of loans	1.95%	2.19%
Loans past due 90 days and still accruing	$55	$
Nonaccrual loans	8,250	13,810

PERFORMANCE RATIOS	December 31,
	2018	2017
Return on average assets	0.10%	0.41%
Return on average equity	0.73%	3.08%
Net interest margin	3.04%	2.89%
Efficiency ratio	97%	93%
Primary capital	14.43%	14.34%

BALANCE SHEET SUMMARY	December 31,
	2018	2017
Total assets	$616,786	$650,424
Loans	273,346	280,449
Securities	281,588	300,932
Other real estate (ORE)	8,943	8,232
Total deposits	473,506	529,570
Shareholders’ equity	86,934	89,499
Book value per share	17.59	17.84
Weighted average shares	5,031,778	5,123,076